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                                                               Exhibit No. 10(B)

                           THE PROGRESSIVE CORPORATION
                      EXECUTIVE DEFERRED COMPENSATION PLAN
                 PERFORMANCE-BASED RESTRICTED STOCK DEFERRAL AGREEMENT

THIS DEFERRAL AGREEMENT is entered into pursuant to the provisions of The Progressive Corporation Executive Deferred Compensation Plan ("Plan"). All capitalized terms in this Agreement shall have the meanings ascribed to them in the Plan.

1. Deferral Election. I hereby elect to defer receipt of all Performance-Based Restricted Stock Awards granted to me in 2003 under The Progressive Corporation 2003 Incentive Plan. This election shall become effective as of the date the restrictions applicable to such Awards (or portion thereof) expire and shall not apply to any Award (or portion thereof) that fails to vest free of all restrictions.

2. Method of Distribution. I hereby elect that any distribution of the balance of the Deferral Account established pursuant to this Agreement made on account of Termination of Employment be paid as follows: (CHECK ONE)

                  ____ in a single lump sum payment
OR in
                  Three annual installments ___
                  Five annual installments  ___
                  Ten annual installments   ___

I understand that Plan distributions made on account of reasons other than Termination of Employment will be made in a single lump sum payment, unless the Plan provides otherwise. I understand that I may change the method of distribution elected above at least one year prior to the date of distribution to the extent permitted by the Plan.

3. Investment of Deferral Account. I understand that each amount credited to the Deferral Account established pursuant to this Agreement initially shall be deemed to be invested in The Progressive Corporation Stock Fund for six months and one day following the date that such amount is first credited to such Deferral Account. Thereafter, I understand that I may elect to have such amount deemed to be invested in one or more of the other Investment Funds available under the Plan. I also understand that these deemed investments are merely devices used to determine the amount payable to me under the Plan and do not provide me with any actual rights or interests in any particular funds, securities or property of the Company, any Affiliated Company or the Trust, in any stock of The Progressive Corporation or in any Investment Funds offered under the Plan. I also understand that my right to receive distributions under the Plan makes me a general creditor of the Company with no greater right or priority than any other general creditor of the Company.

4. Miscellaneous. I understand that this Agreement is subject to the terms, conditions and limitations of the Plan, as in effect from time to time, in all respects and that, except as expressly permitted by the Plan, all elections made in this Agreement are irrevocable. I acknowledge that I have received, read and understand the Plan Description dated March, 2003 relating to the Plan. I



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agree to accept as final and binding all decisions and interpretations of the
Committee relating to the Plan, the Trust and this Agreement.

NAME OF ELIGIBLE EXECUTIVE:

_____________________________________________

DATE:  ______________________________________________________________________

SSN:  ________________________________________

Your electronic submission of this Election Form will create a date/time stamp and serve as your signature

Received and accepted on behalf of the Committee this ________ day of _______________ , ___________.



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